    As filed with the Securities and Exchange Commission on January 14, 1998
                                                      Registration No. 333-20357
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                        Post-effective Amendment No. 1 on

                                    FORM S-3
                                       TO
                             REGISTRATION STATEMENT
                                   ON FORM S-1
                                      UNDER
                           THE SECURITIES ACT of 1933

                                   ----------

                       PEGASUS COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

                                   ----------

          DELAWARE                                           51-0374669
 ------------------------------                         ----------------------
(State or Other Jurisdiction of                           (I.R.S. Employer
 Incorporation of Organization)                         Identification Number)

                  c/o Pegasus Communications Management Company
                      Suite 454, 5 Radnor Corporate Center
                               100 Matsonford Road
                           Radnor, Pennsylvania 19087
                                 (610) 341-1801
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

            Marshall W. Pagon, President and Chief Executive Officer
                  c/o Pegasus Communications Management Company
                      Suite 454, 5 Radnor Corporate Center
                           Radnor, Pennsylvania 19087
                                 (610) 341-1801
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                                    Copies to:
             Ted S. Lodge, Esq.                                               Michael B. Jordan, Esq.
  Pegasus Communications Corporation                                           Scott A. Blank, Esq.
c/o Pegasus Communications Management Company                               Drinker Biddle & Reath LLP
 Suite 454, 5 Radnor Corporate Center                                   1100 Philadelphia National Bank Building
          100 Matsonford Road                                                  1345 Chestnut Street
      Radnor, Pennsylvania 19087                                        Philadelphia, Pennsylvania 19107-3496
            (610) 341-1801                                                        (215) 988-2700

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this post-effective amendment becomes effective.

                                   ----------

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]______________

       The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED JANUARY 14, 1998
PROSPECTUS




                               [GRAPHIC OMITTED]

                       PEGASUS COMMUNICATIONS CORPORATION

                     193,600 Shares of Class A Common Stock

                                   ----------

         This Prospectus relates to 193,600 shares (the "Warrant Shares") of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Pegasus Communications Corporation ("Pegasus," and together with its direct and indirect subsidiaries, the "Company"). The Warrant Shares are issuable upon exercise of warrants (the "Warrants"), which were originally issued on January 27, 1997 in connection with Pegasus' offering (the "Unit Offering") of 100,000 units (the "Units") consisting of 100,000 shares of 12 3/4% Series A Cumulative Exchangeable Preferred Stock (the "Series A Preferred Stock") and 100,000 Warrants. The Warrants, unless exercised, will automatically expire on January 1, 2007. Each Warrant entitles the holder thereof to purchase 1.936 Warrant Shares at an exercise price of $15.00 per share, subject to adjustment under certain circumstances (the "Exercise Price"). The Exercise Price may be paid in cash or by tendering Warrants, shares of Series A Preferred Stock or Exchange Notes (as defined) or any combination thereof.

                                   ----------

         Pursuant to the terms of a Warrant Agreement (as defined), the Company has agreed to keep the registration statement of which this Prospectus forms a part effective until 30 days after the earlier of (i) January 1, 2007 or (ii) the date when all Warrants have been exercised.

                                   ----------

         See "Risk Factors" beginning on page 4 for a discussion of certain factors that should be considered by prospective purchasers of the Warrant Shares.

                                   ----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                                   ----------

                 The date of this Prospectus is January , 1998.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, like the Company, that file electronically with the Commission. The Company's Class A Common Stock is quoted on the Nasdaq National Market, and reports and other information concerning the Company may be inspected at the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006-1500.

      This Prospectus constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in such instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

      The Company intends to furnish to its stockholders annual reports containing audited financial information and furnish quarterly reports containing condensed unaudited financial information for each of the first three quarters of each fiscal year.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company incorporates by reference the following documents previously filed with the Commission under the Exchange Act:

     (a)  Annual Report on Form 10-K for the fiscal year ended December 31,
          1996;

     (b) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997;

     (c) Current Reports on Forms 8-K dated January 31, 1997, April 16, 1997, September 8, 1997 (as amended by a Form 8-K/A filed October 31, 1997), November 5, 1997 and December 10, 1997; and

     (d)  Form 8-A dated September 18, 1996.

      Additionally, all documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement or information contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement or information contained herein modifies or replaces such a statement or such information. Any such statement or information so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus. Such incorporation by reference shall not be deemed specifically to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K under the Securities Act.

      The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus, other than exhibits to such information, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Requests should be submitted by telephone to
(610) 341-1801 or in writing to Pegasus Communications Corporation c/o Pegasus Communications Management Company, Suite 454, 5 Radnor Corporate Center, 100 Matsonford Road, Radnor, Pennsylvania 19087, Attention: Chief Financial Officer.

                                  RISK FACTORS


      Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus and incorporated herein by reference concerning the Company and its business, before purchasing the Warrant Shares offered hereby. See "Glossary of Defined Terms," which begins on page G-1 of this Prospectus, for definitions of certain terms used in this section and elsewhere in this Prospectus.

Risks Relating to Forward-Looking Statements

      Certain statements contained in this Prospectus and incorporated herein by reference including, without limitation, statements containing the words "anticipates," "believes," "intends," "estimates," "expects" and "projects" and words of similar import constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally, internationally and in the regions in which the Company operates; demographic change; existing government regulations and changes in, or the failure to comply with, government regulations; competition; the loss of any significant numbers of subscribers or viewers; changes in business strategy or development plans; technological developments; the ability to attract and retain qualified personnel; the significant indebtedness of the Company; the availability and terms of capital to fund the expansion of the Company's business; and other factors referenced in this Prospectus and in the documents incorporated herein by reference. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.


Substantial Indebtedness and High Degree of Leverage

      The Company is highly leveraged. As of September 30, 1997, on a pro forma basis after giving effect to the Transactions, other than the DTS Acquisition, the Company would have had indebtedness of $218.6 million, total common stockholders' equity of $63.0 million, Series A Preferred Stock of $108.7 million and, assuming certain conditions are met, $180.0 million available under the New Credit Facility. For the year ended December 31, 1996 and the nine months ended September 30, 1997, on a pro forma basis after giving effect to the Transactions, other than the DTS Acquisition, the Company's earnings would have been inadequate to cover its combined fixed charges and dividends on Series A Preferred Stock by approximately $44.3 million and $32.4 million, respectively. The Company is not required under the terms of the Series A Preferred Stock and is restricted under the terms of the Senior Notes Indenture from paying its dividends in cash prior to July 1, 2002. The ability of the Company to repay its existing indebtedness will depend upon future operating performance, which is subject to the success of the Company's business strategy, prevailing economic conditions, regulatory matters, levels of interest rates and financial, business and other factors, many of which are beyond the Company's control. There can be no assurance that the Company's growth strategy will be successful in generating the substantial increases in cash flow from operations that will be necessary for the Company to meet its obligations on it existing indebtedness. The current and future leverage of the Company could have important consequences, including the following: (i) the ability of the Company to obtain additional financing for future working capital needs or financing for possible future acquisitions or other purposes may be limited, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to payment of the principal and interest on its indebtedness, thereby reducing funds available for other purposes, and
(iii) the Company may be more vulnerable to adverse economic conditions than some of its competitors and, thus, may be limited in its ability to withstand competitive pressures. The agreements with respect to the Company's indebtedness, including the Senior Notes Indenture, the PM&C Indenture, the Certificate of Designation and the Exchange Note Indenture, contain numerous financial and operating covenants, including, among others, restrictions on the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to pay dividends and to make certain other payments and investments, and to sell or otherwise dispose of assets or merge or consolidate with another entity. A failure to comply with the obligations contained in any agreement with respect to any indebtedness could result in events of default which could permit acceleration of such indebtedness and acceleration of indebtedness under the debt agreements that may contain cross-acceleration or cross-default provisions.

Dividend Policy; Restrictions on Payment of Dividends

      Pegasus does not anticipate paying cash dividends in the foreseeable future. The Certificate of Designation and the Senior Notes Indenture also impose restrictions on Pegasus' obligations to pay dividends on its Common Stock. Moreover, Pegasus is a holding company, and its ability to pay dividends is dependent upon the receipt of dividends from its direct and indirect subsidiaries. The New Credit Facility and the PM&C Indenture each impose substantial restrictions on PM&C's ability to pay dividends to Pegasus.

Dependence on Network Affiliations

     Certain of the Company's TV stations are affiliated with the Fox network, which provides the stations with up to 40 hours of programming time per week, including 15 hours of prime time programming, in return for the broadcasting of Fox-inserted commercials by the stations during such programming. The Company programs, or intends to program, pursuant to local marketing agreements ("LMAs"), other TV stations as affiliates of United Paramount Network ("UPN") or The WB Television Network ("WB"). As a result, the successful operation of the Company's TV stations is highly dependent on the Company's relationship with its broadcast networks and upon the success of such broadcast networks. All of the Company's affiliation agreements with Fox expire on October 31, 1998 with the exception of the affiliation agreement with respect to TV station WTLH, which expires on December 31, 2000. Thereafter, the affiliation agreements may be extended for additional two-year terms by Fox in its sole discretion. Fox has, in the past, changed affiliates in certain markets where it acquired a significant ownership position in a station in such market. In the event that Fox, directly or indirectly, acquires any significant ownership and/or controlling interest in any TV station licensed to any community within the Company's TV markets, Fox has the right to terminate the affiliation agreement of the Company's TV station serving that market. As a consequence, there is no assurance that Fox could not enter into such an arrangement in one of the Company's markets. Although the Company's affiliation agreement with UPN expires on January 15, 2001, the affiliation agreement may be terminated earlier under certain circumstances. The Company has entered into commitments to program TV stations WOLF and WGFL as affiliates of WB and is currently in the process of negotiating agreements with respect to these stations, although there can be no assurance that a definitive affiliation agreement will result. There can also be no assurance that Fox, UPN or WB programming will be successful or that such networks will continue to provide programming to their respective affiliates on the same basis as they currently do, all of which matters are beyond the Company's control. The non-renewal or termination of the affiliation of one or more of the Company's stations could have a material adverse effect on the Company's operations.

Reliance on DBS Technology and DIRECTV

      The Company's direct broadcast satellite television ("DBS") business is a new business with unproven potential. There are numerous risks associated with DBS technology, in general, and DIRECTV(R) ("DIRECTV"), in particular. DBS technology is highly complex and requires the manufacture and integration of diverse and advanced components that may not function as expected. Although the DIRECTV satellites are estimated to have orbital lives at least through the year 2007, there can be no assurance as to the longevity of the satellites or that loss, damage or changes in the satellites as a result of acts of war, anti-satellite devices, electrostatic storms or collisions with space debris will not occur and have a material adverse effect on DIRECTV and the Company's DBS business. Furthermore, the digital compression technology used by DBS providers is not standardized and is undergoing rapid change. Since the Company serves as an intermediary for DIRECTV, the Company would be adversely affected by material adverse changes in DIRECTV's financial condition, programming, technological capabilities or services, and such effect could be material to the Company's prospects. There can also be no assurance that there will be sufficient demand for DIRECTV services since such demand depends upon consumer acceptance of DBS, the availability of equipment and related components required to access DIRECTV services and the competitive pricing of such equipment.

      The National Rural Telecommunications Cooperative (the "NRTC") is a cooperative organization whose members and affiliate members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the U.S. Pursuant to agreements between Hughes and the NRTC (the "NRTC Agreement") and between the NRTC and participating NRTC members and affiliate members (the "Member Agreement" and, together with the NRTC Agreement, the "DBS Agreements"), participating NRTC members and affiliate members acquired the exclusive right to provide DIRECTV programming services to residential and commercial subscribers in certain service areas. The DBS Agreements authorize the NRTC and participating NRTC members and affiliate members to provide all commercial services offered by DIRECTV that are transmitted from the frequencies that the Federal Communications Commission (the "FCC") has authorized for DIRECTV's use at its present orbital location for a term running through the life of the current satellites. The NRTC has advised the Company that the NRTC Agreement also provides the NRTC a right of first refusal to acquire comparable rights in the event that DIRECTV elects to launch successor satellites upon the removal of the present satellites from active service. The financial terms of any such purchase are likely to be the subject of negotiations. Any exercise of such right is uncertain and will depend, in part, on DIRECTV's costs of constructing, launching and placing in service such successor satellites. The Company is, therefore, unable to predict whether substantial additional expenditures by the NRTC and its members and affiliate members, including the Company, will be required in connection with the exercise of such right of first refusal.

Competition in the TV, DBS and Cable Businesses

      Each of the markets in which the Company operates is highly competitive. Many of the Company's competitors have substantially greater resources than the Company and may be able to compete more effectively than the Company in the Company's markets. In addition, the markets in which the Company operates are in a constant state of change due to technological, economic and regulatory developments. The Company is unable to predict what forms of competition will develop in the future, the extent of such competition or its possible effects on the Company's businesses. The Company's TV stations compete for audience share, programming and advertising revenue with other television stations in their respective markets and with other direct to home ("DTH") providers including DBS operators, cable operators and wireless-cable operators, and compete for advertising revenue with other advertising media, such as newspapers, radio, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems. The Company's DBS business faces competition from other current or potential multichannel programming distributors, including other DBS operators, other DTH providers, cable operators, wireless cable operators and local exchange and long-distance telephone companies, which may be able to offer more competitive packages or pricing than the Company or DIRECTV. The Company's cable systems face competition from TV stations, SMATV systems, wireless cable systems, DTH and DBS systems.

Risks Attendant to Acquisition Strategy

      The Company regularly considers the acquisition of media and communications properties and, at any given time, is in various stages of considering such opportunities. Since January 1, 1997, the Company has acquired or entered into agreements or letters of intent to acquire a number of properties, including the Pending DBS Acquisitions and the DTS Acquisition. Each of the Pending DBS Acquisitions and the DTS Acquisition are subject to the negotiation of a definitive agreement, if not already entered into, and, among other conditions, the prior approval of Hughes Electronics Corporation or one of its subsidiaries ("Hughes") and the NRTC. In addition to these conditions, each of the Pending DBS Acquisitions and the DTS Acquisition are expected to be subject to conditions typical in acquisitions of this nature, certain of which conditions, like the Hughes and NRTC consents, may be beyond the Company's control. There can be no assurance that definitive agreements will be entered into with respect to all of the Pending DBS Acquisitions or the DTS Acquisition, or, if entered into, that all or any of the Pending DBS Acquisitions or the DTS Acquisition will be completed. The Company sometimes structures its acquisitions to qualify for tax-free treatment. There is no assurance that such treatment will be respected by the Internal Revenue Service. There can also be no assurance that the anticipated benefits of any of the acquisitions described herein or future acquisitions will be realized. The process of integrating acquired operations into the Company's operations may result in unforeseen operating difficulties, could absorb significant management attention and may require significant financial resources that would otherwise be available for the ongoing development or expansion of the Company's existing operations. The Company's acquisition strategy may be unsuccessful since the Company may be unable to identify acquisitions in the future or, if identified, to arrive at prices and terms comparable to past acquisitions, especially in light of the competition the Company faces from other well-financed organizations. The competition has resulted and is expected to further result in increased acquisition prices for such acquisitions. The successful completion of an acquisition may depend on consents from third parties, including federal, state and local regulatory authorities or private parties such as Fox, UPN, WB, the NRTC, DIRECTV and, in certain circumstances, lenders under the New Credit Facility, all of whose consents are beyond the Company's control. Possible future acquisitions by the Company could result in dilutive issuances of equity securities, the incurrence of additional debt and contingent liabilities, and additional amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's financial condition and operating results.

Offer to Purchase DTS Notes

      The DTS Acquisition will constitute a "Change of Control" of DTS within the meaning of the indenture (the "DTS Indenture") governing DTS' Series A
12 1/2% Senior Subordinated Notes due 2007 (the "DTS Notes"). This will require DTS to make an offer to the holders of the DTS Notes to purchase the DTS Notes (the "Offer to Purchase") for 101% of their principal amount (approximately $155.0 million) plus accrued interest. Pegasus intends to arrange for a stand-by commitment to purchase DTS Notes tendered in response to the Offer to Purchase, or otherwise to arrange to finance the Offer to Purchase, but there is no assurance this can be done on satisfactory economic terms, or at all. If DTS is unable to purchase DTS Notes tendered in response to the Offer to Purchase, substantially all of DTS' indebtedness will be in default.

Uncertainties Relating to Integration of Operations from the DTS Acquisition

      The anticipated benefits of the DTS Acquisition may not be achieved unless the operations of DTS are combined successfully with those of the Company in a coordinated, timely and efficient manner, and there can be no assurance that this will occur. Even if the two companies' operations are integrated successfully, there can be no assurance that the benefits anticipated by the DTS Acquisition will be achieved. The transition to a combined company will require substantial attention from management. The diversion of the attention of management and any difficulties encountered in the transition process could have an adverse impact on the revenues and operating results of the combined companies. These difficulties will be increased by the fact that Pegasus and DTS will have separate and independent sources of debt financing and will be subject to separate financial covenants and operating restrictions, each of which will require that transactions between Pegasus and DTS be carried out on an arm's-length basis and with a greater degree of formality than is normally the case for companies and their wholly-owned subsidiaries. These difficulties may also be increased by the necessity of integrating personnel with disparate business backgrounds and combining two different corporate cultures. In addition, the process of combining the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have an adverse effect on their combined operations. The uncertainties associated with such integration may result in the loss of key management and other employees. Failure to achieve the anticipated benefits of the DTS Acquisition or to integrate successfully the operations of the companies could have a material adverse effect upon the business, operating results and financial condition of the Company after the DTS Acquisition. Even if the benefits of the DTS Acquisition are achieved and the two companies' operations are integrated successfully, there can be no assurance that the operating results and financial condition of the Company after the DTS Acquisition will not be materially and adversely affected by any number of economic, market or other factors that are not related to the DTS Acquisition.

Consequences Under Debt Agreements and Preferred Stock Terms

      Pegasus intends to designate DTS and its subsidiaries as "Unrestricted Subsidiaries" under the Senior Notes Indenture relating to the Senior Notes and under the Certificate of Designation relating to its Series A Preferred Stock. The consequences of this are, among other things, that DTS and its subsidiaries will not be subject to compliance with many of the covenants and operating restrictions imposed by the Senior Notes Indenture and the Certificate of Designation; that neither their indebtedness nor the results of their operations will enter into the determination of Pegasus' ability to incur indebtedness or make dividends, investments and other restricted payments; that Pegasus and its "Restricted Subsidiaries" may not make loans to or guarantee indebtedness of DTS and its subsidiaries; that neither DTS nor any of its subsidiaries may make loans to or guarantee indebtedness of Pegasus or any of its Restricted Subsidiaries; and that all transactions between Pegasus and its Restricted Subsidiaries, on the one hand, and DTS and its subsidiaries, on the other hand, must be carried out on arm's-length terms and, in certain cases, must be supported by a fairness opinion from an investment banking firm of national standing.

      Pegasus' existing DBS business is conducted by Restricted Subsidiaries of PM&C, a first-tier subsidiary of Pegasus. The PM&C Indenture requires that transactions between PM&C and its subsidiaries, on the one hand, and affiliates of PM&C, such as DTS will be after the closing of the DTS Acquisition, on the other hand, must be carried out on arm's-length terms and, in certain cases, must be supported by a fairness opinion from an investment banking firm of national standing. The DTS Indenture contains similar provisions that will affect transactions between DTS and PM&C's subsidiaries. The New Credit Facility contains similar requirements regarding arm's-length treatment.

      Because of these provisions, dealings between DTS' DBS business and Pegasus' other DBS businesses will need to be carried out with a greater degree of formality than is normally the case among wholly-owned subsidiaries of a common parent, and Pegasus will not have the same degree of flexibility to finance DTS' continuing operations as a parent company not subject to these provisions would have. This may adversely affect the ability of the Company to fully integrate DTS' business with the Company's other DBS businesses and may limit the advantages of the DTS Acquisition.

Inability to Manage Growth Effectively

      The Company has experienced a period of rapid growth primarily as a result of its acquisition strategy. In order to achieve its business objectives, the Company expects to continue to expand largely through acquisitions, which could place a significant strain on its management, operating procedures, financial resources, employees and other resources. The Company's ability to manage its growth may require it to continue to improve its operational, financial and management information systems, and to motivate and effectively manage its employees. If the Company's management is unable to manage growth effectively, the Company's results of operations could be materially adversely affected.

Dependence on Key Personnel

      The Company's future success may depend to a significant extent upon the performance of a number of the Company's key personnel, including Marshall W. Pagon, Pegasus' President and Chief Executive Officer. The loss of Mr. Pagon or other key management personnel or the failure to recruit and retain personnel could have a material adverse effect on the Company's business. The Company does not maintain "key-man" insurance and has not entered into employment agreements with respect to any such individuals.

Discretion of Management Concerning Funds

      A portion of the net proceeds of the Senior Notes Offering is anticipated to be contributed to current or future subsidiaries of Pegasus or to be used to fund acquisitions, such as the Pending DBS Acquisitions. It is anticipated that pending such use, such proceeds will be invested in certain short-term investments. Such funds, together with the Company's existing working capital and funds available to the Company under the New Credit Facility, will represent a significant amount of funds over which management will have substantial discretion as to their application. There can be no assurance the Company will deploy such funds in a manner that will enhance the financial condition of the Company.

Government Legislation, Regulation, Licenses and Franchises

      The Company's businesses are subject to extensive and changing laws and regulations, including those of the FCC and local regulatory bodies. Many of the Company's operations are subject to licensing and franchising requirements of federal, state and local law and are, therefore, subject to the risk that material licenses and franchises will not be obtained or renewed in the future. The U.S. Congress and the FCC have in the past, and may in the future, adopt new laws, regulations and policies regarding a wide variety of matters, including rulemakings arising as a result of the Telecommunications Act of 1996 (the "1996 Act"), that could, directly or indirectly, affect the operations of the Company's businesses. The business prospects of the Company could be materially adversely affected by the application of current FCC rules or policies in a manner leading to the denial of pending applications by the Company, by the adoption of new laws, policies and regulations, or changes in existing laws, policies and regulations, including changes to their interpretations or applications, that modify the present regulatory environment or by the failure of certain rules or policies to change in the manner anticipated by the Company.

      To the extent that the Company expects to program stations through the use of LMAs, there can be no assurance that the licensees of such stations will not exercise rights to preempt the programming of the Company, in a fashion which interferes with the Company's business objectives, or that the licensees of such stations will continue to maintain the transmission facilities of the stations in a manner sufficient to broadcast a high quality signal over the station. As the licensees must also maintain all of the qualifications necessary to be a licensee of the FCC, and as the principals of the licensees are not under the control of the Company, there can be no assurance that these licenses will be maintained by the entities which currently hold them. There can also be no assurance that any LMAs entered into by the Company, whether or not in conjunction with the sale of a TV station by the Company or the acquisition of an LMA by the Company with an option to purchase the underlying station, will not be questioned by the FCC as being attributable to the Company due to the relationship between the Company and the holder or proposed holder of the license. In such an instance, the FCC may force the Company to terminate the LMA or other arrangements entered into in connection with the operation or programming of such station.

      Pursuant to the 1996 Act, the continued performance of then existing LMAs was generally grandfathered. The LMA for TV station WPME (the "Portland LMA") was entered into prior to the adoption of the 1996 Act but the Company did not begin programming the station until August 1997 upon completion of construction of the station. The FCC suggested in a recent rulemaking proposal that LMAs entered into after November 6, 1996 will not be grandfathered. The Company cannot predict if the Portland LMA will be grandfathered. Currently, television LMAs are not considered attributable interests under the FCC's multiple ownership rules. However, the FCC is considering proposals which would make such LMAs attributable, as they generally are in the radio broadcasting industry. If the FCC were to adopt a rule that makes such interests attributable, without modifying its current prohibitions against the ownership of more than one TV station in a market, the Company could be prohibited from entering into such arrangements with other stations in markets in which it owns TV stations and could be required to modify any then existing LMAs. The LMAs entered into with respect to TV stations WFXU and WOLF could also be barred by any new rule adopted by the FCC which makes LMAs attributable without changing the multiple ownership rules.

      Additionally, irrespective of the FCC rules, the Department of Justice and the Federal Trade Commission (the "Antitrust Agencies") have the authority to determine that a particular transaction presents antitrust concerns. The Antitrust Agencies have recently increased their scrutiny of the television and radio industry, and have indicated their intention to review matters related to the concentration of ownership within markets (including through LMAs) even when the ownership or LMA in question is permitted under the regulations of the FCC. There can be no assurance that future policy and rulemaking activities of the Antitrust Agencies will not affect the Company's operations (including existing stations or markets) or expansion strategy.

      The FCC has recently adopted orders requiring that television stations begin operating digital television stations on new channels by May 1, 2002, and cease operating their current analog channels by 2006. The costs of this conversion is currently unknown. As digital television allows a single station to broadcast multiple channels of programming, the impact of this conversion on audience share, advertising revenues, and program availability is unknown.

      Also, the FCC's orders allotted television stations which currently operate on VHF channels substantially higher power levels for their digital operations than were permitted for stations which currently operate on the UHF band. As the Company's stations all operate on the UHF band, this power disparity, if not reconsidered by the FCC, could have an adverse impact on the competitive posture of the Company's TV stations after the digital conversion takes place.

Concentration of Share Ownership and Voting Control By Marshall W. Pagon

      Pegasus' Common Stock is divided into two classes with different voting rights. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders generally and holders of Class B Common Stock are entitled to ten votes per share. Both classes vote together as a single class on all matters except in connection with certain amendments to Pegasus' Amended and Restated Certificate of Incorporation, the authorization or issuance of additional shares of Class B Common Stock, and except where class voting is required under the Delaware General Corporation Law. As a result of his beneficial ownership of all the outstanding voting stock of the sole general partner of a limited partnership that indirectly controls Pegasus' parent and of his control of the only other holder of Class B Common Stock, Marshall W. Pagon, the President and Chief Executive Officer of Pegasus, beneficially owns all of the Class B Common Stock of Pegasus. After giving effect to the greater voting rights attached to the Class B Common Stock, Mr. Pagon will be able to effectively vote 89.6% (80.3% after giving effect to the DTS Acquisition) of the combined voting power of the outstanding Common Stock and will have sufficient power (without the consent of the holders of the Class A Common Stock) to elect the entire Board of Directors of Pegasus and, in general, to determine the outcome of matters submitted to the stockholders for approval. Except as required under the Delaware General Corporation Law and the Certificate of Designation, holders of the Series A Preferred Stock will have no voting rights.

Volatility of Stock Price

      There may be significant volatility in the market price of the Class A Common Stock due to factors that may or may not relate to the Company's performance. The market price of the Class A Common Stock may be significantly affected by various factors such as economic forecasts, financial market conditions, acquisitions and quarterly variations in the Company's results of operations.

Potential Anti-Takeover Provisions; Change of Control

      Pegasus' Amended and Restated Certificate of Incorporation contains, among other things, provisions authorizing the issuance of "blank check" preferred stock and two classes of Common Stock with different voting rights. In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. These provisions could delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving the Company that some or a majority of the Company's stockholders might consider to be in their best interests, including tender offers or attempted takeovers that might otherwise result in such stockholders receiving a premium over the market price for the Class A Common Stock.

      Upon a Change of Control (as defined in the Senior Notes Indenture, the Certificate of Designation and, if the Exchange Notes are issued, the Exchange
Note Indenture, as applicable), Pegasus will be required to offer to purchase all Senior Notes, shares of Series A Preferred Stock or Exchange Notes, as the case may be, then outstanding at 101% of, in the case of Series A Preferred Stock, the Liquidation Preference thereof plus, without duplication, accumulated and unpaid dividends to the repurchase date or, in the case of each of the Senior Notes and the Exchange Notes, the aggregate principal amount, plus accrued and unpaid interest, if any. The repurchase price is payable in cash. There can be no assurance that, were a Change of Control to occur, Pegasus would have sufficient funds to pay the purchase price for the Senior Notes, the shares of Series A Preferred Stock or Exchange Notes, as the case may be, which Pegasus might be required to purchase. There can also be no assurance that the subsidiaries of Pegasus would be permitted by the terms of their outstanding indebtedness, including pursuant to the PM&C Indenture and the New Credit Facility, to pay dividends to Pegasus to permit Pegasus to purchase the Senior Notes, the shares of the Series A Preferred Stock or Exchange Notes, as applicable. Any such dividends are currently prohibited. In addition, any such Change of Control transaction may also be a change of control under the New Credit Facility and the PM&C Indenture, which would require PM&C to prepay all amounts owing under the New Credit Facility and to reduce the commitments thereunder to zero and to offer to purchase all outstanding PM&C Notes at a price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. In the event Pegasus does not have sufficient funds to pay the purchase price of the Senior Notes, the Series A Preferred Stock or the Exchange Notes, as the case may be, upon a Change of Control, Pegasus could be required to seek third party financing to the extent it did not have sufficient funds available to meet its purchase obligations, and there can be no assurance that Pegasus would be able to obtain such financing on favorable terms, if at all. In addition, any change of control would be subject to the prior approval of the FCC.

                                   THE COMPANY

General

      Pegasus is a diversified company that operates in growing segments of the media and communications industries. The Company owns and operates five TV stations affiliated with the Fox Broadcasting Company ("Fox") and has or plans to enter into local marketing agreements ("LMAs") to operate three television stations, two of which are to be affiliated with The WB Television Network ("WB") and one affiliated with United Paramount Network ("UPN"). The Company is the largest independent provider of DIRECTV(R) ("DIRECTV"). Giving effect to the Pending DBS Acquisitions and the DTS Acquisition, the Company will have the exclusive right to provide DIRECTV services to approximately 4.2 million U.S. television households in rural areas of 33 states serving a subscriber base of approximately 266,000 DBS customers, as of November 7, 1997. The Company also provides cable service to approximately 27,600 subscribers in Puerto Rico and approximately 15,200 subscribers in New England. The Company has entered into a letter of intent to sell its New England cable operations (the "New England Cable Sale").

      Pegasus was incorporated under the laws of the State of Delaware in May 1996. Management's principal executive offices are located at Suite 454, 5 Radnor Corporate Center, 100 Matsonford Road, Radnor, Pennsylvania 19087. Its telephone number is (610) 341-1801.

                                 USE OF PROCEEDS

      Any proceeds from the exercise of the Warrants, to the extent that the Warrants are exercised and are exercised for cash, will be utilized by the Company for working capital and general corporate purposes.

                              PLAN OF DISTRIBUTION

      Pursuant to the Warrant Agreement (the "Warrant Agreement"), the Company was obligated to register the Warrant Shares with the Commission and to keep the registration statement of which this Prospectus forms a part effective until 30 days after the earlier to occur of (i) January 1, 2007 or (ii) the date when all Warrants have been exercised. The Warrant Shares are issuable upon payment of the Exercise Price, which may be made in cash or by tendering Series A Preferred Stock or Exchange Notes or any combination thereof. In accordance with the Warrant Agreement, the Company will pay substantially all of the expenses incident to the registration, offering and sale of the Warrant Shares, other than commission and discounts of dealers or agents.

                                  LEGAL MATTERS

      The validity of the Warrant Shares offered hereby has been passed upon by Drinker Biddle & Reath LLP, counsel for the Company. Michael B. Jordan, a partner of Drinker Biddle & Reath LLP, is an Assistant Secretary of the Company.

                                     EXPERTS

      The Company's consolidated balance sheets as of December 31, 1995 and 1996 and the related consolidated statements of operations, statements of changes in total equity and statements of cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

      The balance sheet of Clearvision, Inc. as of January 16, 1997, and the related statement of operations, statement of stockholders' equity and statement of cash flows for the fiscal year ended January 16, 1997, incorporated by reference in this Prospectus, have been included herein in reliance on the report of Poole Cunningham & Reitano, P.A., independent accountants.

      The statement of net assets to be sold of Southeastern Communication Systems, Inc. as of December 31, 1996, and the related statement of operations of assets to be sold and the statement of cash flows for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been included herein in reliance on the report of Greenway, Smith & Haisten, P.C., independent accountants.

      The balance sheet of Northern Electric Service Corporation as of December 31, 1996, and the related statement of operations and accumulated deficit and statement of cash flows for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been included herein in reliance on the report of Larson, Allen, Weishair & Co., LLP, independent accountants.

      The financial statements of Direct Broadcast Satellites for the year ended December 31, 1996, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report and incorporated herein by reference. Such financial statements have been incorporated herein by reference and included herein, in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

      The balance sheet of Suwannee Valley Satellite, Inc. as of December 31, 1996, and the related statement of income and retained earnings and statement of cash flows for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been included herein in reliance on the report of Bolinger, Segars, Gilbert & Moss, L.L.P., independent accountants.

      The balance sheet of View Star Entertainment Services, Inc. as of December 31, 1996, and the related statement of operations, statement of stockholders' equity and statement of cash flows for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

      The statement of net assets to be sold of Midwest Minnesota DBS, LLC as of December 31, 1996, and the related statement of operations of assets to be sold and statement of cash flows for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been included herein in reliance on the report of Bradley R. Helmeke, Ltd., independent accountants.

      The statement of net assets to be sold of the DBS Operations of Turner-Vision, Inc. as of December 31, 1996, and the related statement of operations and statement of cash flows for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been included herein in reliance on the report of Grigoraci, Trainer, Wright & Paterno, independent accountants.

      The balance sheet of the DBS Operations of Pioneer Services Corporation as of September 30, 1997, and the related statement of operations and division deficiency and statement of cash flows for the fiscal year ended September 30, 1997, incorporated by reference in this Prospectus, have been included herein in reliance on the report of Jackson, Thornton & Co., P.C., independent accountants.

      The (i) consolidated financial statements of Digital Television Services, LLC and its subsidiaries for the period from inception (January 30, 1996) through December 31, 1996, (ii) financial statements of WEP Intermediate Corp. for the period from inception (January 28, 1997) through September 30, 1997,
(iii) financial statements of Direct Programming Services Limited Partnership for the years ended December 31, 1994, December 31, 1995 and

December 31, 1996, (iv) financial statements of Kansas DBS, L.L.C. for the years ended December 31, 1995 and December 31, 1996, (v) financial statements of the DBS Operations of NRTC System No. 0422 for the years ended December 31, 1995 and December 31, 1996, (vi) financial statements of the DBS Operations of NRTC System No. 0073 for the year ended December 31, 1996, (vii) financial statements of Northeast DBS Enterprises, L.P. for the year ended December 31, 1996, (viii) financial statements of the DBS Operations of NRTC System No. 0001 for the year ended December 31, 1995 and for the period from January 1, 1996 through November 26, 1996, (ix) financial statements of the DBS Operations of NRTC System No. 1025 for the period from March 10, 1995 (inception) through December 31, 1995 and the period from January 1, 1996 through August 28, 1996 and (x) financial statements of Ocmulgee Communications, Inc. for the year ended December 31, 1996, incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent accountants and are included herein in reliance upon the authority of said firm as experts in giving said reports.

      The financial statements of Northeast DBS Enterprises, L.P. for the years ended December 31, 1994 and December 31, 1995 incorporated by reference in this Prospectus have been audited by Fishbein & Company, P.C., independent auditors and are included herein in reliance upon the authority of said firm as experts in giving said reports.

      The financial statements of Satellite Television Services, Inc. incorporated in this prospectus by reference from Pegasus Communications Corporation's Current Report on Form 8-K dated December 10, 1997 (and filed January 12, 1998) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            GLOSSARY OF DEFINED TERMS


Certificate of Designation         The Certificate of Designation, Preferences
                                   and Relative, Participating, Optional and
                                   Other Special Rights of Preferred Stock and
                                   Qualifications, Limitations and Restrictions
                                   Thereof, which sets forth the terms of the Series A Preferred Stock.

Class A Common Stock               Pegasus' Class A Common Stock, par value $.01
                                   per share.

Class B Common Stock               Pegasus' Class B Common Stock, par value $.01
                                   per share.

Common Stock                       The Class A Common Stock and the Class B
                                   Common Stock.

Company                            Pegasus and its direct and indirect
                                   subsidiaries.

Completed DBS Acquisitions         The acquisition of DBS territories and
                                   related assets from 25 independent providers of DIRECTV services, which were all acquired from January 1, 1997 to an effective date as of November 7, 1997.

Completed Transactions             The Completed DBS Acquisitions, the New
                                   Hampshire Cable Sale, the Unit Offering and the Senior Notes Offering.

DBS                                Direct broadcast satellite television.

DBS Acquisitions                   The Completed DBS Acquisitions and the
                                   Pending DBS Acquisitions.

DIRECTV The video, audio and data services provided via satellite by DIRECTV Enterprises, Inc., or the entity, as applicable.

DTS Acquisition                    The acquisition of the stock of Digital
                                   Television Services, Inc., the second largest independent provider of DIRECTV services, for approximately 5.5 million shares of Pegasus'
                                   Class A Common Stock.

Exchange Note Indenture            The indenture between Pegasus and First Union
                                   National Bank, as trustee, governing the Exchange Notes.

Exchange Notes                     Pegasus' 12 3/4% Senior Subordinated Exchange
                                   Notes due 2007, which are issuable at
                                   Pegasus' option upon exchange of the Series A
                                   Preferred Stock.

FCC                                Federal Communications Commission.

Fox                                Fox Broadcasting Company.

Hughes Hughes Electronics Corporation or one of its subsidiaries, including DIRECTV Enterprises, Inc., as applicable.

LMAs Local marketing agreements, program service agreements or time brokerage agreements between broadcasters and television station licensees pursuant to which broadcasters provide programming to and retain the advertising revenues of such stations in exchange for fees paid to television station licensees.

New Credit Facility                PM&C's $180.0 million credit facility, which
                                   was entered into as of December 10, 1997.

New England Cable Sale             The proposed sale of the Company's New
                                   England cable systems.

New Hampshire Cable Sale           The sale of the Company's New Hampshire cable
                                   system which took place effective January 31, 1997.

NRTC The National Rural Telecommunications Cooperative, the only entity authorized to provide DIRECTV services that is independent of DIRECTV Enterprises, Inc. Approximately 200 NRTC members and affiliate members are authorized to provide DIRECTV services in exclusive territories granted to the NRTC by DIRECTV Enterprises, Inc.

Pegasus Pegasus Communications Corporation, the issuer of the Warrant Shares offered hereby.

Pending DBS Acquisitions           The acquisition of DBS territories and
                                   related assets from seven independent
                                   providers of DIRECTV services, without giving effect to any letters of intent entered into after November 24, 1997.

PM&C                               Pegasus Media & Communications, Inc., a
                                   wholly-owned subsidiary of Pegasus.

PM&C Indenture                     The indenture dated July 7, 1995 by and among
                                   PM&C, certain of its subsidiaries and First
                                   Union National Bank, as trustee, relating to the PM&C Notes.

PM&C Notes                         PM&C's 12 1/2% Series B Senior Subordinated
                                   Notes due 2005 issued in an aggregate
                                   principal amount of $85.0 million.

PSH Pegasus Satellite Holdings, Inc., a wholly-owned subsidiary of Pegasus, which concurrently with the consummation of the Senior Notes Offering sold its assets to PM&C in connection with the Subsidiaries Combination.

PSH Credit Facility                PSH's $130.0 million credit facility, which
                                   was terminated upon the consummation of the Senior Notes Offering.

Senior Notes                       Pegasus' 9 5/8% Series A Senior Notes due
                                   2005 issued in an aggregate principal amount of $115.0 million or Pegasus' 9 5/8% Series B
                                   Senior Notes due 2005, which will be issued upon exchange of the Series A Senior Notes and which will have terms substantially similar to the Series A Senior Notes, as applicable.

Senior Notes Indenture             The indenture between Pegasus and First Union
                                   National Bank, as trustee, governing the Senior Notes.

Senior Notes Offering              Pegasus' offering of its 9 5/8% Series A
                                   Senior Notes due 2005, which was completed on October 21, 1997.

Series A Preferred Stock           The 12 3/4% Series A Cumulative Exchangeable
                                   Preferred Stock, which was offered in
                                   connection with the Unit Offering.

Subsidiaries Combination           The acquisitions of the assets of PSH by
                                   PM&C, which took place concurrently with the consummation of the Senior Notes Offering.

Transactions                       The Completed Transactions, the DBS
                                   Acquisitions, the Senior Notes Offering, the
                                   New Credit Facility, the Subsidiaries
                                   Combination, the DTS Acquisition and the New
                                   England Cable Sale.

Unit Offering                      Pegasus' public offering of 100,000 Units
                                   consisting of 100,000 shares of Series A
                                   Preferred Stock and 100,000 Warrants, which was completed on January 27, 1997.

Units The units consisting of Series A Preferred Stock and Warrants offered in the Unit Offering.

UPN                                United Paramount Network.

Warrant Agreement                  The warrant agreement between Pegasus and
                                   First Union National Bank, as warrant agent, relating to the registration of the Warrant
                                   Shares.

Warrant Shares                     Pegasus' Class A Common Stock issuable upon
                                   exercise of the Warrants and offered hereby.

WB                                 The WB Television Network.

===========================================================




No dealer, salesperson or other person has been
authorized to give any information or to make any
representation other than those contained in this
Prospectus, and, if given or made, such information
or representation must not be relied upon as having
been authorized by the Company.  This Prospectus
does not constitute an offer to sell or a solicitation of
an offer to buy the Warrant Shares by anyone in any
jurisdiction in which the person making the offer or
solicitation is not qualified to do so or to any person
to whom it is unlawful to make such offer or
solicitation.  Neither the delivery of this Prospectus
nor any sale made hereunder shall create any
implication that there has been no change in the
affairs of the Company since the date hereof or that
information contained herein is correct as of any time
subsequent to the date hereof.
                              --------------------

                                TABLE OF CONTENTS

                              --------------------
                                                             Page
                                                              ----

Available Information............................................2

Incorporation of Certain
  Documents by Reference.........................................2

Risk Factors.....................................................4

The Company.....................................................12

Use of Proceeds.................................................12

Plan of Distribution............................................12

Legal Matters...................................................12

Experts.........................................................12

Glossary of Defined Terms......................................G-1




===========================================================

================================================================================





                               [GRAPHIC OMITTED]







                             PEGASUS COMMUNICATIONS
                                   CORPORATION


                     193,600 Shares of Class A Common Stock







                                 --------------

                                   PROSPECTUS

                                 --------------





                                 January   , 1998


================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses payable by the Company in connection with this Registration Statement. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission.

Filing fee -- Securities and Exchange Commission.................  $    880*
Fees and expenses of Accountants.................................    20,000
Fees and expenses of Counsel.....................................    20,000
Printing expenses ...............................................    10,000
Miscellaneous Expenses...........................................    49,120
                                                                   ----------
Total...........................................................   $100,000.00
                                                                   ===========
----------------
* Previously paid


Item 15. Indemnification of Directors and Officers.

         The Registrant's Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall have no personal liability to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

         Article 6 of the Registrant's By-Laws provides that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving while a director of officer of the Registrant at the request of the Registrant as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Registrant against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law. Article 6 also provides that any person who is claiming indemnification under the Registrant's ByLaws is entitled to advances from the Registrant for the payment of expenses incurred by such person in the manner and to the full extent permitted under Delaware law.

         The Underwriting Agreement entered into in connection with Registrant's initial public offering provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities under the Securities Act of 1933, as amended. Reference is made to Section 8 of the form of Underwriting Agreement, which is incorporated by reference to Exhibit 1.1 to Pegasus' Registration Statement on Form S-1 (File No. 333-05057). The Underwriting Agreement entered into in connection with Registrant's offering of Series A Cumulative Exchangeable Preferred Stock and Warrants to purchase 193,600 shares of Class A Common Stock contains similar provisions. See Section 9 of the Form of Underwriting Agreement which is incorporated by reference to Exhibit 1.2 to Pegasus' Registration Statement on Form S-1 (File No. 333-18739). The Purchase Agreement entered into in connection with Registrant's offering of its 9 5/8% Series A Senior Notes due 2005 also contained similar provisions.

         The Registrant has obtained directors' and officers' liability insurance.

Item 16. Exhibits.

Exhibit
Number       Description of Document
------       -----------------------

4.1          Certificate of Incorporation of Pegasus, as amended (which is incorporated by reference to Exhibit 3.1 to
             Pegasus' Registration Statement on Form S-1) (File No. 333-05057).
4.2          By-Laws of Pegasus (which is incorporated by reference to Exhibit 3.2 to Pegasus' Registration Statement on Form S-1 (File No. 333-05057).
4.3          Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special Rights of
             Preferred Stock and Qualifications, Limitations and Restrictions Thereof, which is incorporated by reference to Exhibit 3.3 to Pegasus' Registration Statement on Form S-1 (File No. 333-23595).
5.1+         Opinion of Drinker Biddle & Reath LLP.
23.1+        Consent of Drinker Biddle & Reath LLP (included in their opinion filed as Exhibit 5.1).
23.2*        Consent of Coopers & Lybrand L.L.P.
23.3*        Consent of Poole Cunningham & Reitano, P.A.
23.4*        Consent of Greenway, Smith & Haisten, P.C.
23.5*        Consent of Larson, Allen, Weishair & Co., LLP.
23.6*        Consent of Ernst & Young, LLP.
23.7*        Consent of Bolinger, Segars, Gilbert & Moss, L.L.P.
23.8*        Consent of Arthur Andersen LLP.
23.9*        Consent of Bradley R. Helmeke, Ltd.
23.10*       Consent of Grigoraci, Trainer, Wright & Paterno.
23.11*       Consent of Jackson, Thornton & Co., P.C.
23.12*       Consent of Arthur Andersen LLP.
23.13*       Consent of Fishbein & Company, P.C.
23.14*       Consent of Deloitte & Touche LLP.
24.1+        Powers of Attorney (included in Signatures and Powers of Attorney filed with the original filing of this Registration Statement).

----------------
*  Filed herewith.
+  Previously filed.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes that:

     (1) During any period in which offers or sales are being made, a post-effective amendment to this registration statement will be filed:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered ) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized in the city of Radnor, Commonwealth of Pennsylvania, on the 14th day of January, 1998.

                             PEGASUS COMMUNICATIONS CORPORATION


                             By: /s/ Marshall W. Pagon
                                 ---------------------------------------------
                                 Name: Marshall W. Pagon
                                 Title: President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                                         Title                                Date
       ---------                                         -----                                ----



/s/ Marshall W. Pagon                        President, Chief Executive Officer      January 14, 1998
--------------------------------------       and Chairman of the Board
Marshall W. Pagon
(Principal Executive Officer)



/s/ Robert N. Verdecchio                     Senior Vice President, Chief            January 14, 1998
--------------------------------------       Financial Officer, Assistant
Robert N. Verdecchio                         Secretary and Director
(Principal Financial
 and Accounting Officer)


/s/ James J. McEntee, III                    Director                                January 14, 1998
--------------------------------------
James J. McEntee, III


/s/ Mary C. Metzger                          Director                                January 14, 1998
--------------------------------------
Mary C. Metzger


/s/ Donald S. Weber                          Director                                January 14, 1998
--------------------------------------
Donald W. Weber

                                  EXHIBIT INDEX

Exhibit                                                                                          Sequential
Number             Description of Document                                                      Page Number
------             -----------------------                                                      -----------

 4.1              Certificate of Incorporation of Pegasus, as amended (which is incorporated by reference to Exhibit 3.1 to Pegasus' Registration Statement on
                  Form S-1) (File No. 333-05057).
 4.2              By-Laws of Pegasus (which is incorporated by reference to Exhibit 3.2 to
                  Pegasus' Registration Statement on Form S-1 (File No. 333-05057).
 4.3              Certificate of Designation, Preferences and Relative, Participating, Optional
                  and Other Special Rights of Preferred Stock and Qualifications, Limitations
                  and Restrictions Thereof, which is incorporated by reference to Exhibit 3.3 to Pegasus' Registration Statement on Form S-1 (File No. 333-23595).
 5.1+             Opinion of Drinker Biddle & Reath LLP.
23.1+             Consent of Drinker Biddle & Reath LLP (included in their opinion filed as
                  Exhibit 5.1).
23.2*             Consent of Coopers & Lybrand L.L.P.
23.3*             Consent of Poole Cunningham & Reitano, P.A.
23.4*             Consent of Greenway, Smith & Haisten, P.C.
23.5*             Consent of Larson, Allen, Weishair & Co., LLP.
23.6*             Consent of Ernst & Young, LLP.
23.7*             Consent of Bolinger, Segars, Gilbert & Moss, L.L.P.
23.8*             Consent of Arthur Andersen LLP.
23.9*             Consent of Bradley R. Helmeke, Ltd.
23.10*            Consent of Grigoraci, Trainer, Wright & Paterno.
23.11*            Consent of Jackson, Thornton & Co., P.C.
23.12*            Consent of Arthur Andersen LLP.
23.13*            Consent of Fishbein & Company, P.C.
23.14*            Consent of Deloitte & Touche LLP.
24.1+             Powers of Attorney (included in Signatures and Powers of Attorney filed with the original filing of this Registration Statement).

----------------
*   Filed herewith.
+   Previously filed.